Monday March 5, 8:42 am Eastern Time
Press Release

GSV, Inc. Releases Preliminary Fourth Quarter 2000  and Year End 2000 Results

JERSEY CITY, N.J.--(BUSINESS WIRE)--March 5, 2001--GSV, Inc. (also known as Grove Strategic Ventures)(NASDAQ:GSVI - news), today announced preliminary financial results for the fourth quarter 2000 ending December 31, 2000 and year end December 31, 2000. The Company estimates an operating loss from continuing operations before write down of investments available for sale of between $550,000 and $650,000 for fourth quarter ending December 31, 2000 and a loss per common share from continuing operations before write down of investments available for sale of between ($0.29) and ($0.34). For the year ended December 31, 2000, the Company estimates an operating loss from continuing operations before write down of investments available for sale of between $2,300,000 and $2,400,000 and a loss per common share from continuing operations of between ($2.70) and ($2.75). During the fourth quarter, and the year, the Company wrote down investments in securities available for sale by $1,353,000 and $1,503,000, respectively, to reflect current changes in market conditions. Net decrease in cash for the fourth quarter was approximately ($300,000).

About GSV, Inc.

GSV, Inc. identifies and develops attractive early stage Internet companies. GSV will provide these companies, as needed, with management, marketing, financing (including early stage seed capital), human resources, accounting resources, use of its facilities and its extensive expertise in business development. GSV plans to seek to acquire a controlling interest in one or more businesses over the near term. The company's web site is located at www.gsv.com.

Safe Harbor

This announcement contains forward-looking statements that involve risks and uncertainties that include, among others, the Company's limited operating history, anticipated losses, unpredictability of future revenues, potential fluctuation in quarterly operating results, seasonality, competition, risks associated with system development and operating risks, management of potential growth and risks of new business areas, and strategic alliances.

Contact:

     GSV, Inc., Jersey City
     Director of Investor Relations
     Jeff Tauber
     (201) 395-0700
     contact@gsv.com